EXHIBIT 107

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable upon exercise of Options of the options (as defined below) (3)	8,000,150	$0.64	$5,117,696	$474.41
Total

__________

(1)

All shares registered pursuant to this registration statement are to be offered by the Selling Security Holders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of the registrant’s Common Stock, $0.001 par value per share, issued to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)

Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant’s Common Stock on the OTCQB Market on, which date is within five (5) business days of the filing of this registration statement.

(3)

Represents shares of the registrant’s Common Stock issuable upon exercise of Common Stock Purchase Options. Such shares will be issued to the Option holders named in this registration statement upon exercise of the Options.